Filed pursuant to Rule 424(b)(3)
                                                        File No. 333-102889


PROSPECTUS SUPPLEMENT NO. 1
(To Prospectus dated May 16, 2003)


                           MAGNA ENTERTAINMENT CORP.

                                  $75,000,000
        7 1/4% Convertible Subordinated Notes due December 15, 2009 and
              Shares of Class A Subordinate Voting Stock Issuable
                       upon the Conversion of the Notes

         This prospectus supplement supplements the prospectus dated May 16, 2003 of Magna Entertainment Corp., relating to the sale from time to time by certain of our securityholders (including their future pledgees, donees, assignees, transferees or successors) of up to $75,000,000 aggregate principal amount of our 7 1/4% Convertible Subordinated Notes due December 15, 2009 and the shares of Class A Subordinate Voting Stock issuable upon conversion of the notes. You should read this prospectus supplement in conjunction with the prospectus, and this prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus.

         The table of selling securityholders contained in the prospectus is hereby amended to update the information for the following selling securityholders:


                                                                                Number of Shares
                                                                                   of Class A
                                           Aggregate                              Subordinate
                                        Principal Amount                       Voting Stock That
                                       of Notes That May                       May Be Sold Under     Percentage of
                                         Be Sold Under       Percentage of      this Prospectus          Shares
                Name                    this Prospectus    Notes Outstanding          (1)           Outstanding (2)
------------------------------------   ------------------- ------------------  -------------------  -----------------
Credit Suisse First Boston                             $0                  0%                   0                  0%
(Europe) Limited

Credit Suisse First Boston                    $30,125,000             40.167%           3,544,117              6.787%
Europe Limited

Shepherd Investments                                   $0                  0%                   0                  0%
International, Ltd.

Stark Trading                                          $0                  0%                   0                  0%







All other holders of the notes or             $13,025,000             17.367%           1,532,352              3.052%
future transferees, pledgees,
donees, assignees or successors of
any such holders (3)



(1) The number of shares of Class A Subordinate Stock beneficially owned and being offered, as set forth in the table, has been determined in accordance with Rule 13d-3 under the Securities Exchange Act, include shares of Class A Subordinate Voting Stock into which the notes are convertible, and assumes a conversion price of $8.50 per share of Class A Subordinate Voting Stock and the payment of cash in lieu of fractional shares. In addition, the conversion price of the notes may be adjusted under certain circumstances which will change the number of shares of Class A Subordinate Voting Stock received upon their conversion. See "Description of the Notes - Conversion of the Notes" in the prospectus.

(2) Calculated based on Rule 13d-3(d)(i) of the Securities Exchange Act, using 48,674,796 shares of Class A Subordinate Voting Stock outstanding as of March 17, 2003. In calculating this percentage for each holder, we treated as outstanding the number of shares of Class A Subordinate Voting Stock issuable upon the conversion of all that holder's notes, but we did not assume conversion of any other holders' notes, or include any other shares of Class A Subordinate Voting Stock that may be held by such holder. Does not include shares of Class A Subordinate Voting Stock that may be issued by us upon redemption or purchase of the notes by us at the option of the holder.

(3) Information concerning other selling securityholders not listed in the prospectus (as amended or supplemented), including current holders of the notes for which we have not received information regarding their holdings, will be included in further supplements to this prospectus, if required. For purposes of this table, we have assumed that any other holders of the notes, or any future pledgees, donees, assignees, transferees or successors of any other such holders of the notes, do not beneficially own any other shares of Class A Subordinate Voting Stock, other than the shares of Class A Subordinate Voting Stock issuable upon the conversion of the notes.

         Investing in the notes or shares of our Class A Subordinate Voting Stock involves risks that are described in the "Risk Factors" section beginning on page 3 of the prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT, AND ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


         The date of this prospectus supplement is October 14, 2003.